Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated October 8, 2013

Registration No. 333-189425

October 8, 2013

Pricing Term Sheet

T-MOBILE USA, INC.

$1,250,000,000 6.464% Senior Notes due 2019

$1,250,000,000 6.542% Senior Notes due 2020

$1,250,000,000 6.633% Senior Notes due 2021

$1,250,000,000 6.731% Senior Notes due 2022

$600,000,000 6.836% Senior Notes due 2023

Pricing Supplement, dated October 8, 2013, to Preliminary Prospectus Supplement, dated October 8, 2013, of T-Mobile USA, Inc. This Pricing Supplement is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement only to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Capitalized terms used in this Pricing Supplement but not defined herein have the meanings given them in the Preliminary Prospectus Supplement.

Additional Notes Offered

In addition to the offered notes described in the Preliminary Prospectus Supplement, the selling noteholder is offering up to $1,250,000,000 of T-Mobile USA’s 6.542% Senior Notes due 2020 (the “6.542% senior notes”) and $1,250,000,000 of T-Mobile USA’s 6.731% Senior Notes due 2022 (the “6.731% senior notes”). As a result, the total amount of Deutsche Telekom Notes being offered by the selling noteholder is $5,600,000,000, and the amounts and percentages on page S-72 (Selling Noteholder) and S-78 (Underwriting) of the Preliminary Prospectus Supplement, and all other amounts and calculations in the Preliminary Prospectus Supplement relating to the principal amount and series of Deutsche Telekom Notes being offered, are hereby adjusted accordingly. For a description of the 6.542% senior notes and the 6.731% senior notes offered hereby, see “Description of Certain Indebtedness and Certain Lease Obligations” beginning on page S-67 of the Preliminary Prospectus Supplement and the “Description of the Notes” beginning on page 15 of the accompanying prospectus.

Terms Applicable to 6.464% Senior Notes due 2019

Issuer	T-Mobile USA, Inc.

Title of Security	6.464% Senior Notes due 2019 (the “6.464% senior notes”)

Aggregate Principal Amount Offered by Selling Noteholder	$1,250,000,000

Maturity	April 28, 2019

Coupon	6.464%

Public Offering Price	102.000% of principal amount, plus accrued interest from July 28, 2013

Yield to Maturity	6.033%

Spread to Treasury	+ 441 bps

Benchmark	UST 1.250% due April 30, 2019

Gross Proceeds to Selling Noteholder before Expenses	$1,275,000,000

Optional Redemption:
	On or after the following dates at the following redemption prices plus accrued and unpaid interest, if any, to, but not including the date of, the redemption date:

	Year	Percentage
	April 28, 2015	103.232%
	April 28, 2016	101.616%
	April 28, 2017 and thereafter	100.000%

Make-whole call	Prior to April 28, 2015 at a discount rate of Treasury plus 50 bps

Optional redemption with equity proceeds	At any time prior to April 28, 2016, up to 35% of the 6.464% senior notes outstanding may be redeemed at 106.464% plus accrued and unpaid interest, if any, to, but not including, the redemption date.

Change of Control Triggering Event	101%, plus accrued and unpaid interest, if any to, but not including, the date of payment.

CUSIP/ISIN Numbers	CUSIP: 87264AAC9 ISIN: US 87264AAC99

Terms Applicable to 6.542% Senior Notes due 2020

Issuer	T-Mobile USA, Inc.

Title of Security	6.542% Senior Notes due 2020 (the “6.542% senior notes”)

Aggregate Principal Amount Offered by Selling Noteholder	$1,250,000,000

Maturity	April 28, 2020

Coupon	6.542%

Public Offering Price	100.000% of principal amount, plus accrued interest from July 28, 2013

Yield to Maturity	6.541%

Spread to Treasury	+ 460 bps

Benchmark	UST 1.125% due April 30, 2020

Gross Proceeds to Selling Noteholder before Expenses	$1,250,000,000

Optional Redemption:

	On or after the following dates at the following redemption prices plus accrued and unpaid interest, if any, to, but not including the date of, the redemption date:

	Year	Percentage
	April 28, 2016	103.271%
	April 28, 2017	101.636%
	April 28, 2018 and thereafter	100.000%

Make-whole call	Prior to April 28, 2016 at a discount rate of Treasury plus 50 bps

Optional redemption with equity proceeds	At any time prior to April 28, 2016, up to 35% of the 6.542% senior notes outstanding may be redeemed at 106.542% plus accrued and unpaid interest, if any, to, but not including, the redemption date.

Change of Control Triggering Event	101%, plus accrued and unpaid interest, if any to, but not including, the date of payment.

CUSIP/ISIN Numbers	CUSIP: 87264AAF2 ISIN: US 87264AAF21

Terms Applicable to 6.633% Senior Notes due 2021

Issuer	T-Mobile USA, Inc.

Title of Security	6.633% Senior Notes due 2021 (the “6.633% senior notes”)

Aggregate Principal Amount Offered by Selling Noteholder	$1,250,000,000

Maturity	April 28, 2021

Coupon	6.633%

Public Offering Price	100.000% of principal amount, plus accrued interest from July 28, 2013

Yield to Maturity	6.632%

Spread to Treasury	+ 447 bps

Benchmark	UST 3.125% due May 15, 2021

Gross Proceeds to Selling Noteholder before Expenses	$1,250,000,000

Optional Redemption:

	On or after the following dates at the following redemption prices plus accrued and unpaid interest, if any, to, but not including the date of, the redemption date:

	Year	Percentage
	April 28, 2017	103.317%
	April 28, 2018	101.658%
	April 28, 2019 and thereafter	100.000%

Make-whole call	Prior to April 28, 2017 at a discount rate of Treasury plus 50 bps

Optional redemption with equity proceeds	At any time prior to April 28, 2016, up to 35% of the 6.633% senior notes outstanding may be redeemed at 106.633% plus accrued and unpaid interest, if any, to, but not including, the redemption date.

Change of Control Triggering Event	101%, plus accrued and unpaid interest, if any to, but not including, the date of payment.

CUSIP/ISIN Numbers	CUSIP: 87264AAD7 ISIN: US87264AAD72

Terms Applicable to 6.731% Senior Notes due 2022

Issuer	T-Mobile USA, Inc.

Title of Security	6.731% Senior Notes due 2022 (the “6.731% senior notes”)

Aggregate Principal Amount Offered by Selling Noteholder	$1,250,000,000

Maturity	April 28, 2022

Coupon	6.731%

Public Offering Price	99.000% of principal amount, plus accrued interest from July 28, 2013

Yield to Maturity	6.887%

Spread to Treasury	+ 444 bps

Benchmark	UST 1.750% due May 15, 2022

Gross Proceeds to Selling Noteholder before Expenses	$1,237,500,000

Optional Redemption:

	On or after the following dates at the following redemption prices plus accrued and unpaid interest, if any, to, but not including the date of, the redemption date:

	Year	Percentage
	April 28, 2017	103.366%
	April 28, 2018	102.244%
	April 28, 2019	101.122%
	April 28, 2020 and thereafter	100.000%

Make-whole call	Prior to April 28, 2017 at a discount rate of Treasury plus 50 bps

Optional redemption with equity proceeds	At any time prior to April 28, 2016, up to 35% of the 6.731% senior notes outstanding may be redeemed at 106.731% plus accrued and unpaid interest, if any, to, but not including, the redemption date.

Change of Control Triggering Event	101%, plus accrued and unpaid interest, if any to, but not including, the date of payment.

CUSIP/ISIN Numbers	CUSIP: 87264AAG0 ISIN: US87264AAG04

Terms Applicable to 6.836% Senior Notes due 2023

Issuer	T-Mobile USA, Inc.

Title of Security	6.836% Senior Notes due 2023 (the “6.836% senior notes”)

Aggregate Principal Amount Offered by Selling Noteholder	$600,000,000

Maturity	April 28, 2023

Coupon	6.836%

Public Offering Price	98.000% of principal amount, plus accrued interest from July 28, 2013

Yield to Maturity	7.128%

Spread to Treasury	+ 450 bps

Benchmark	UST 1.750% due May 15, 2023

Gross Proceeds to Selling Noteholder before Expenses	$588,000,000

Optional Redemption:

	On or after the following dates at the following redemption prices plus accrued and unpaid interest, if any, to, but not including the date of, the redemption date:

	Year	Percentage
	April 28, 2018	103.418%
	April 28, 2019	102.279%
	April 28, 2020	101.139%
	April 28, 2021 and thereafter	100.000%

Make-whole call	Prior to April 28, 2018 at a discount rate of Treasury plus 50 bps

Optional redemption with equity proceeds	At any time prior to April 28, 2016, up to 35% of the 6.836% senior notes outstanding may be redeemed at 106.836% plus accrued and unpaid interest, if any, to, but not including, the redemption date.

Change of Control Triggering Event	101%, plus accrued and unpaid interest, if any to, but not including, the date of payment.

CUSIP/ISIN Numbers	CUSIP: 87264AAE5 ISIN: US87264AAE55

Terms Applicable to All Notes

Interest Payment Dates	January 28 and July 28. The next interest payment date will be January 28, 2014

Use of Proceeds	The selling noteholder (Deutsche Telekom AG) will receive all of the proceeds from the sale of the Notes.

Trade Date	October 8, 2013

Settlement Date	T+5; (October 16, 2013)

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to October 10, 2013 will be required, by virtue of the fact that the Notes initially will settle T+5 (on October 16, 2013) to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade Notes prior to October 10, 2013 should consult their own advisors.

Denominations	$2,000 and integral multiples of $1,000

Form of Offering	SEC Registered (Registration No. 333-189425)

Joint Book-Running Managers	Deutsche Bank Securities Inc.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC Goldman, Sachs & Co. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

The Issuer has filed a registration statement (Registration No. 333-189425) (including a Preliminary Prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus in that registration statement, the related Preliminary Prospectus Supplement and other documents the issuer has filed with the SEC, including those incorporated by reference into the Preliminary Prospectus and Preliminary Prospectus Supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, the underwriter or any dealer participating in the offering will arrange to send you the Preliminary Prospectus and related Preliminary Prospectus Supplement if you request it by contacting Deutsche Bank Securities Inc. at Attention: Prospectus Department, at 60 Wall Street, New York, New York 10005-2836, by e-mail at prospectus.cpdg@db.com, or by telephone at (800) 503-4611.

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